Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

Kewaunee Scientific Corporation

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Option Plan for Directors for the registration of 100,000 shares of Kewaunee Scientific Corporation common stock of our report dated July 15, 2011 related to the audited consolidated financial statements of Kewaunee Scientific Corporation, which appears in Kewaunee’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

August 23, 2011